Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Liberty Property Trust Appoints Lawrence D. Raiman to Board of Trustees

Wayne, PA — April 10, 2019 — Liberty Property Trust today announced the appointment of Lawrence (Larry) D. Raiman to its board of trustees, effective immediately. Mr. Raiman will serve on the board’s Corporate Governance and Nominating Committee, as well as the Compensation Committee. With Mr. Raiman’s appointment, the Liberty board now comprises 10 trustees, nine of whom are independent.

“Liberty is thrilled to add a leader of Larry’s caliber to the board of trustees,” said Bill Hankowsky, Chairman and Chief Executive Officer. “Larry is a REIT industry veteran who brings to Liberty nearly 30 years of leadership, investment and analytical experience in the sector. We look forward to leveraging his expertise and perspective as a real estate investor as we capitalize on the opportunities afforded by the industrial markets and our repositioned industrial platform.”

Mr. Raiman is Managing Principal, Chief Executive Officer and Portfolio Manager of LDR Capital Management, an asset management firm that manages a number of strategies focused on real estate and preferred securities on behalf of institutions and high net worth investors. Before founding LDR Capital Management in 2011, Mr. Raiman was Managing Director at Credit Suisse Group, and also ran the firm’s Global Real Estate Securities business, managing $2.6 billion on behalf of investors. Prior to this he was the head of real estate and REIT research at Credit Suisse, and earlier in his career, Mr. Raiman was a top-rated REIT industry analyst with Donaldson, Lufkin & Jenrette and PaineWebber. He is a certified public accountant and a member of the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers, and the Urban Land Institute. Mr. Raiman received his MBA from Columbia Business School and his BS from The Pennsylvania State University.

About Liberty Property Trust

Liberty Property Trust (NYSE: LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom through the development, acquisition, ownership and management of superior logistics, warehouse, manufacturing, and R&D facilities in key markets. Liberty’s 106 million square foot operating portfolio provides productive work environments to 1,200 tenants.

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